1ST SOURCE MONOGRAM DIVERSIFIED EQUITY FUND

CERTIFICATE OF THE INSPECTOR OF ELECTION

March 26, 2007

I, Curtis Barnes, duly appointed and
qualified to act as the Inspector of
Election in connection with the
tabulation of the shareholder votes
rendered at the Special Meeting of
Shareholders of the 1st Source Monogram
Diversified Equity Fund (the Diversified
Equity Fund or Fund), a series of The
Coventry Group, held at 1:00 p.m. Eastern
Time on March 26, 2007 at 3435 Stelzer Road,
Columbus, OH 43219 (the Special Meeting), do hereby certify, pursuant to Section 5.2 of the Agreement and Plan of Reorganization, dated as of February 7, 2007, as follows:

1. That the transfer agent determined the number of shares of beneficial interest outstanding on the Funds records as of the close of business on the record date; that the transfer agent counted and tabulated all proxies; that I determined the existence of a quorum with respect to the Funds and the result of the proposal submitted to shareholders at the Special Meeting and did such acts as were proper to conduct the vote with fairness to all stockholders; and that I performed my duties impartially and in good faith.

2. The total number of shares of beneficial interest of the Fund entitled to vote at the Special Meeting was as follows:

Fund       Number of Shares Entitled to Vote
Diversified Equity Fund      6,073,172.169


The number of shares of beneficial interest of the Fund represented by proxies received with respect to the Special Meeting and not revoked at or prior to the Special Meeting were as follows:

Fund Number of Shares Diversified Equity Fund
Record Total 6,073,172.169
Voted Shares 4,411,187.311
Percent Present 72.634%


The number of shares of stock of the Fund and the manner in which they were cast at the Special Meeting were as follows:

Proposal:Approval of the Agreement and Plan of Reorganization, which provides for:
(i) the transfer of all of the assets and liabilities of the Diversified Equity Fund in exchange for shares of the Income Equity
Fund; (ii) the distribution of shares of the Income Equity Fund so received to shareholders of the Diversified Equity Fund; and
(iii) the termination under state law of the Diversified Equity Fund.




Fund

Numberof Shares

% of Outstanding Shares

% of Shares Present
Diversified Equity Fund
Affirmative 4,411,187.311 72.634% 100%
Against 0% 0% 0%
Abstain 0 0% 0%
Total 4,411,187.311 72.634% 100%


3.That the above votes represent the requisite number of votes cast at the Special Meeting to approve the proposal, as described in the proxy statement.

IN WITNESS WHEREOF, the undersigned has
executed this Certificate as of the 26th day of March 2007.

Curtis Barnes
Inspector of Elections